As filed with the United States Securities and Exchange Commission December 30, 1998.
                                                    Registration No. 333-68563

===============================================================================


                                UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                   =====================================

                                AMENDMENT NO. 1
                                      TO
                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

          ==========================================================

                        STEWART ENTERPRISES, INC.
            (Exact name of registrant as specified in its charter)


LOUISIANA               110 VETERANS MEMORIAL BOULEVARD        72-0693290
(State or other             METAIRIE, LOUISIANA 70005        (I.R.S. Employer
jurisdiction of                (504) 837-5880            Identification Number)
incorporation          (Address, including zip code, and
or organization)      telephone number,including area code,
                   of registrant's principal executive offices)

JOSEPH P. HENICAN, III                                   COPY TO:
CHIEF EXECUTIVE OFFICER AND                         L. R. MCMILLAN, II
VICE CHAIRMAN OF THE BOARD                       JONES, WALKER, WAECHTER,
STEWART ENTERPRISES, INC.                  POITEVENT, CARRERE & DENEGRE, L.L.P.
   P.O. BOX 19925                           201 ST. CHARLES AVENUE, 51ST FLOOR
NEW ORLEANS, LOUISIANA  70179               NEW ORLEANS,  LOUISIANA  70170-5100
   (504) 837-5880                                     (504) 582-8188

(Name, address, including zip code,
and telephone number, including
area code, of agent for service)

   ==========================================================================

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this registration statement

   ==========================================================================



      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. X
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.
                       _________________________________

                        CALCULATION OF REGISTRATION FEE

                                                                Proposed               Proposed
                                                                maximum                maximum
Title of each                             Amount                offering               aggregate               Amount of
class of securities                       to be                 price per              offering                registration
to be registered                          registered(1)         unit(2)                price(2)                fee(3)
Class A Common Stock(4)
Preferred Stock                           $250,000,000               100%              $250,000,000                ----
Debt Securities

(1) SUCH INDETERMINATE PRINCIPAL AMOUNT OF DEBT SECURITIES, AND SUCH INDETERMINATE NUMBER OF SHARES OF CLASS A COMMON STOCK AND PREFERRED STOCK AS MAY FROM TIME TO TIME BE ISSUED AT INDETERMINATE PRICES. SUCH AMOUNT REPRESENTS THE PRINCIPAL AMOUNT OF ANY DEBT SECURITIES ISSUED AT, OR AT A PREMIUM TO, THEIR PRINCIPAL AMOUNTS, THE ISSUE PRICE RATHER THAN THE PRINCIPAL AMOUNT OF ANY DEBT SECURITIES ISSUED AT AN ORIGINAL ISSUE DISCOUNT, THE STATED VALUE OF ANY PREFERRED STOCK, AND THE AMOUNT COMPUTED PURSUANT TO RULE 457(C) FOR ANY CLASS A COMMON STOCK.

(2) ESTIMATED SOLELY FOR THE PURPOSE OF CALCULATING THE REGISTRATION FEE; CERTAIN INFORMATION REGARDING THE PROPOSED MAXIMUM OFFERING PRICES HAS BEEN OMITTED PURSUANT TO INSTRUCTION II.D OF FORM S-3 AND WILL BE DETERMINED FROM TIME TO TIME BY THE REGISTRANT IN CONNECTION WITH ITS ISSUANCE OF THE SECURITIES REGISTERED HEREUNDER.

(3) THE REGISTRANT PAID A REGISTRATION FEE OF $69,500 IN CONNECTION WITH THE INITIAL FILING OF THIS REGISTRATION STATEMENT. PURSUANT TO RULE 429 UNDER THE SECURITIES ACT, THE PROSPECTUS INCLUDED IN THIS REGISTRATION STATEMENT ALSO RELATES TO $500,000,000 OF CLASS A COMMON STOCK, PREFERRED STOCK AND DEBT SECURITIES PREVIOUSLY REGISTERED ON FORM S-3 (FILE NO. 333-59339) FOR WHICH A REGISTRATION FEE OF $147,500 WAS PREVIOUSLY PAID.

(4) INCLUDES 2,000,000 SHARES OF CLASS A COMMON STOCK THAT MAY BE OFFERED BY SELLING SHAREHOLDERS FROM TIME TO TIME AT INDETERMINATE PRICES. ALSO INCLUDES SUCH INDETERMINATE NUMBER OF SHARES OF CLASS A COMMON STOCK AS MAY BE ISSUED UPON CONVERSION OF OR EXCHANGE FOR ANY CLASS OR SERIES OF PREFERRED STOCK THAT PROVIDES FOR CONVERSION OR EXCHANGE INTO CLASS A COMMON STOCK.
                               ________________

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SECTION 8(A), MAY DETERMINE.

      Pursuant to Rule 429 under the Securities Act, the prospectus included in this registration statement also relates to $500,000,000 of Class A Common Stock, Preferred Stock and Debt Securities previously registered under the registrant's registration statement on Form S-3 (file no. 333-59339), which was declared effective on July 29, 1998. This registration statement also constitutes post-effective amendment no. 1 to registration statement no. 333-59339.



     EXPLANATORY NOTE REGARDING PROPOSED OFFERING OF CLASS A COMMON STOCK

      The registrant is contemplating a firm commitment underwritten offering in late January 1999 of approximately $300,000,000 of class A common stock registered pursuant to this registration statement and our earlier registration statement (no. 333-59339). Additionally, Frank B. Stewart, Jr., the chairman of our board of directors, has advised us that a trust formed by him may participate in the offering by offering and selling approximately $15,000,000 of class A common stock. The registrant will not receive any of the proceeds from the sale by the selling shareholder. The registrant intends to use the net proceeds received by it to fund acquisitions and for general corporate purposes. Pending use for such purposes, the registrant intends to use the net proceeds to repay debt or to invest in short-term interest bearing securities.


THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


          Subject to completion, dated December 30, 1998

PROSPECTUS

                               $750,000,000
                        STEWART ENTERPRISES, INC.
            CLASS A COMMON STOCK, PREFERRED STOCK, DEBT SECURITIES

                        =========================


   We may offer securities from time to time in an aggregate amount not to exceed $750,000,000. The securities may consist of any of the following:

    * Shares of our class A common stock, which are currently traded under the symbol "STEI" on the Nasdaq National Market

    * Shares of our preferred stock

    * Our debt securities consisting of debentures, notes or other evidences of indebtedness ranking equally with all of our other unsubordinated and unsecured indebtedness

   In addition, Frank B. Stewart, Jr., the chairman of our board of directors, may offer and sell, and, with our consent, his transferees and successors in interest may offer and sell, up to 2,000,000 shares of our class A common stock from time to time.

   We will receive all of the net proceeds from the sale of securities offered by us. We will not receive any proceeds from the sale of class A common stock by selling shareholders.

   The securities may be offered separately or together, in one or more series or classes, in amounts, at prices and on terms to be determined at the time of sale and set forth in a prospectus supplement that will accompany this prospectus. The specific terms of the offered securities will be described in the prospectus supplement.

   We and the selling shareholders may sell securities directly to one or more purchasers or to or through underwriters, dealers or agents. If any underwriters, dealers or agents are involved in the sale of securities, the accompanying prospectus supplement will set forth their names, the principal amounts, if any, to be purchased by underwriters, any applicable fees, commissions or discounts, and the net proceeds to be received by us and the selling shareholders.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

   This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.




The date of this prospectus is                     , 199 .

                   ===========================

   Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of our securities including over-allotment, stabilizing and short-covering transactions and the imposition of penalty bids. Certain persons participating in this offering may also engage in passive market making transactions in our securities on the Nasdaq National Market.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You can inspect and copy that information at the public reference room of the Commission at 450 Fifth Street, NW, Washington, D.C. 20549. You may call the Commission at 1-800-SEC-0330 for more information about the public reference room. The Commission also maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants, like us, that file reports with the Commission electronically. The Commission's Internet address is http://www.sec.gov.

   We have filed a registration statement and related exhibits with the Commission under the Securities Act of 1933, as amended. The registration statement contains additional information about us and our securities. You may inspect the registration statement and exhibits without charge at the Commission's public reference room, and you may obtain copies from the Commission at prescribed rates.

   The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to documents on file with the Commission. Certain information that we currently have on file is incorporated by reference and is an important part of this prospectus. Certain information that we file later with the Commission will automatically update and supersede this information.

   We incorporate by reference the following documents that we have filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

   * Annual Report on Form 10-K for the fiscal year ended October 31, 1997 (filed January 29, 1998);

   * Description of our class A common stock set forth in our Registration Statement on Form 8-A dated September 5, 1991;

   *  Quarterly Reports on Form 10-Q for the quarter ended January 31,
      1998 (filed March 17, 1998); for the quarter ended April 30, 1998 (filed June 15, 1998); and for the quarter ended July 31, 1998 (filed September 14, 1998);

   *  Current Reports on Form 8-K, dated December 17, 1997 (filed December
      18, 1997); dated March 10, 1998 (filed March 10, 1998); dated April 8, 1998 (filed April 9, 1998); dated April 17, 1998 (filed April 17, 1998); dated April 21, 1998 (filed April 24, 1998); dated May 15, 1998 (filed May 15, 1998); dated June 9, 1998 (filed June 10, 1998); dated
      September 9, 1998 (filed September 11, 1998); and dated December 15, 1998 (filed December 18, 1998); and

   * All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering.

   At your request, we will provide you with a free copy of any of these filings (except for exhibits, unless the exhibits are specifically incorporated by reference into the filing). You may request copies by writing or telephoning us at:

                           Stewart Enterprises, Inc.
                        110 Veterans Memorial Boulevard
                           Metairie, Louisiana 70005
                        Attention: Martin R. deLaureal
                                (504) 837-5880

   You should rely only on information incorporated by reference or provided in this prospectus and any prospectus supplement. We have not authorized anyone else to provide you with different information.


                                  THE COMPANY

   We are the third largest provider of funeral and cemetery products and services in the death care industry in North America. We currently operate funeral homes and cemeteries in North America, South America, Europe and the Pacific Rim. We provide a complete range of death care products and services both at and prior to the time of need. We are a leader in the industry's trend toward consolidation. Our growth in terms of number of properties has been principally through acquisitions.

   We believe that we operate one or more of the premier death care facilities in each of our principal markets. We also believe that we are an industry leader in the marketing and sale of prearranged funeral and cemetery services and products.

   Generally, we integrate the operations of clusters of nearby funeral homes and cemeteries in order to achieve operating efficiencies. We also create combined operations by building funeral homes on our cemetery properties and operating both facilities together.

   We have an experienced management team, many of whom joined us through acquisitions. Our decentralized organizational structure allows our local funeral home directors and cemetery managers to best serve the needs of their particular markets.

   Our ultimate goal is to enhance shareholder value. To achieve this goal, we have three principal objectives:

     * Provide the highest level of quality, service and value to each family we serve

     * Attract, retain and reward highly qualified individuals to operate our businesses

     * Provide an above average and sustainable return to our shareholders

   The Stewart family founded our business in 1910 and we were formed as a Louisiana corporation in 1970. The address and telephone number of our principal executive offices is:

                        110 Veterans Memorial Boulevard
                           Metairie, Louisiana 70005
                                (504) 837-5880


                                USE OF PROCEEDS

   Unless otherwise described in the accompanying prospectus supplement, we will use the net proceeds from the sale of securities for general corporate purposes, which may include the repayment of indebtedness, acquisitions, capital expenditures and working capital. We will not receive any proceeds from the sale of class A common stock by selling shareholders.


                             SELLING SHAREHOLDERS

   Frank B. Stewart, Jr., the chairman of our board of directors, may use this prospectus to offer and sell shares of class A common stock. With our consent, his transferees and successors in interest, including the Frank B. Stewart, Jr. Foundation mentioned in footnote (1) below, may do the same. The maximum aggregate number of shares that may be sold by the selling shareholders is 2,000,000 shares.

   As of December 4, 1998, Mr. Stewart's beneficial ownership of our common stock was as follows:

                                 NUMBER                  PERCENT
                                OF SHARES               OF CLASS
                               -----------             ----------
            Class A             7,772,372(1)              8.2%
            Class B             3,555,020               100.0%
_______
(1)Includes 453,800 shares owned by the Frank B. Stewart, Jr. Foundation (a non-profit corporation), with respect to which Mr. Stewart shares voting and investment power.
                                _______________

By virtue of that ownership, Mr. Stewart held approximately 33.3% of the voting power attributable to our common stock.

   In the case of an offering of class A common stock by selling shareholders, a prospectus supplement will disclose:

        *   The identity of the selling shareholders

        * The number of shares of class A common stock offered by the selling shareholders

        * The amount and percentage of class A common stock to be owned by each selling shareholder following the offering

        * The percentage voting power to be held by each selling shareholder following the offering


                      RATIO OF EARNINGS TO FIXED CHARGES

   Our ratio of earnings to fixed charges was as follows for the years and period indicated:

                                                                    NINE MONTHS
                                                                       ENDED
                        YEARS ENDED OCTOBER 31,                       JULY 31,
-------------------------------------------------------------------------------

      1993        1994        1995        1996        1997              1998

      5.15        5.30        2.72(1)     3.98        3.65(2)           1.94(3)

_______
(1)Pretax earnings from continuing operations for fiscal year 1995 includes a non-recurring, non-cash charge of $17.3 million in connection with the vesting of performance-based stock options. Excluding the charge, our ratio of earnings to fixed charges for fiscal year 1995 would have been 3.43.

(2)Excludes the cumulative effect of a change in accounting principles.

(3)Pretax earnings from continuing operations for the nine months ended July 31, 1998 includes a non-recurring, non-cash charge of $76.8 million in connection with the vesting of performance-based stock options. Excluding the charge, our ratio of earnings to fixed charges for the period would have been 4.26.
                                _______________

   For purposes of computing the ratio of earnings to fixed charges, earnings consists of pretax earnings from continuing operations plus fixed charges (excluding interest capitalized during the period). Fixed charges consist of interest expense, capitalized interest, amortization of debt expense and discount or premium relating to any indebtedness, and the portion of rental expense that management believes to be representative of interest.

   During the periods presented, we had no preferred stock outstanding. Therefore, the ratio of earnings to combined fixed charges and preference dividends was the same as the ratio of earnings to fixed charges for each of the periods presented.


                      DESCRIPTION OF CLASS A COMMON STOCK

GENERAL

   As of the date of this prospectus, our articles of incorporation authorized us to issue up to 150,000,000 shares of class A common stock and 5,000,000
shares of class B common stock.   As of December 4, 1998, 94,472,844 shares of
class A common stock and 3,555,020 shares of class B common stock were outstanding.

CLASS A AND CLASS B COMMON STOCK

   Voting Rights. With respect to all matters submitted to a vote of our shareholders, the record holders of class A common stock have one vote per share and the record holders of class B common stock have ten votes per share. Except in limited circumstances, the holders of the class A and class B common stock vote together as a single class.

   Our articles of incorporation do not provide for cumulative voting in the election of directors. Accordingly, the holders of more than 50% of the total voting power can, if they choose to, elect all of our directors. As of December 4, 1998, Frank B. Stewart, Jr., the chairman of our board of directors, held approximately 33.3% of the total voting power attributable to our common stock.

   Other Rights. Subject to the rights of the holders of any outstanding shares of preferred stock, holders of class A and class B common stock may receive such dividends, in cash, securities or property, as may from time to time be declared by our board of directors. In the event of a voluntary or involuntary liquidation, dissolution, or winding up of our company, prior to any distributions to the holders of our common stock, the holders of preferred stock will receive any payments to which they are entitled. Subsequent to those payments, the holders of our class A and class B common stock will share ratably, according to the number of shares held by them, in our remaining assets, if any. Shares of our class A and class B common stock are not redeemable and have no subscription, conversion (except as described below) or preemptive rights.

   Transferability and Convertibility. The class A common stock is freely transferable. The transfer of class B common stock is prohibited by our articles of incorporation unless such stock is transferred to a "permitted transferee." A permitted transferee is defined in our articles of incorporation to include, among others, the spouse, lineal descendants and executor of any authorized holder of class B common stock.

   Our articles of incorporation provide that each share of class B common stock is convertible at any time at the option of the record holder into one share of class A common stock. A shareholder wishing to sell class B common stock may convert the class B common stock into class A common stock and sell the shares of class A common stock. Upon transfer to any person other than a permitted transferee, shares of class B common stock will be converted automatically into an equal number of shares of class A common stock. When converted, shares of class B common stock will be canceled and may not be reissued.


                        DESCRIPTION OF PREFERRED STOCK

   Our articles of incorporation authorize us to issue up to 5,000,000 shares of preferred stock. As of the date of this prospectus, no shares of preferred stock were outstanding. Our board of directors may at any time issue one or more series of preferred stock, determine the designation and size of any such series, and establish the rights and preferences of the shares of any series. The particular terms of any series of preferred stock offered hereunder will be set forth in an amendment to our articles of incorporation (which will not require the approval of our shareholders) and described in a prospectus supplement.

   The summary of terms of our preferred stock contained in this prospectus is not complete. We urge you to read the provisions of our articles of incorporation and the articles of amendment relating to each series for a more complete description of our preferred stock.

   If we choose to issue preferred stock, our board of directors will determine, and the applicable prospectus supplement will describe:

     * The respective preferences, limitations and relative rights of the series of preferred stock as compared with the class A and class B common stock

     * Variations in the preferences, limitations and relative rights of the series of preferred stock being offered as compared with any other series of preferred stock then outstanding


                        DESCRIPTION OF DEBT SECURITIES

   The debt securities will be issued under an Indenture dated as of December 1, 1996, between us and Citibank, N.A., as trustee (the "Trustee"), as supplemented by the First Supplemental Indenture dated as of April 24, 1998, between us and the Trustee (as supplemented, the "Indenture"). The following description of the debt securities sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate ("Offered Debt Securities"). The particular terms of the Offered Debt Securities and the extent to which such general provisions may apply will be described in a prospectus supplement relating to the Offered Debt Securities.

   The following description is a summary of the material provisions of the Indenture and the debt securities. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as a holder of debt securities. We have filed copies of the Indenture and will file copies of any supplemental indentures as exhibits to the registration statements that include this prospectus.

   In this summary description of the debt securities, we have used terms that are defined in the Indenture, which terms are capitalized in this prospectus. Wherever such terms are used or particular provisions of the Indenture are referred to in this summary, such terms or provisions are incorporated by reference as part of the statements made in this prospectus and this summary is qualified in its entirety by such reference. The italicized parenthetical references refer to the section numbers in the Indenture.

   General. The Indenture does not limit the aggregate principal amount of debt securities that can be issued under the Indenture. Debt securities may be issued under the Indenture from time to time in one or more series, in such form and with such terms as are established for such series in Board Resolutions or supplemental indentures. (Sections 201 and 301) The aggregate principal amount of debt securities currently outstanding under the Indenture is $300,000,000. The aggregate principal amount of debt securities that may be offered and sold pursuant to this prospectus is limited to $750,000,000, which is the amount of securities registered under the registration statements that include this prospectus. All debt securities will be our unsecured obligations, will rank senior in priority to any of our subordinated indebtedness, and will rank equally with all of our other unsecured indebtedness.

   We are a holding company and conduct substantially all of our business through our Subsidiaries. Accordingly, our ability to meet our obligations under the Indenture and the debt securities will depend primarily on the earnings of our Subsidiaries and on our receipt of dividends or other payments from our Subsidiaries. All of our Subsidiaries are permitted under the Indenture to enter into agreements limiting their ability to make distributions to us. Our obligations under the debt securities will not be guaranteed by any of our Subsidiaries. Our rights to participate in any distribution of the assets of our Subsidiaries upon their liquidation, reorganization or insolvency would be subject to the prior claims of creditors, including trade creditors, and preferred stockholders, if any, of such Subsidiaries, except to the extent that our claims as a creditor or preferred stockholder may be recognized. As a result, the debt securities will be structurally subordinated to any indebtedness or preferred stock of our Subsidiaries. Except as described below, the Indenture does not limit our, or our Subsidiaries', ability to incur indebtedness, issue securities, enter into transactions with affiliates, make distributions to stockholders, make investments or transfer assets to Subsidiaries.

   Unless otherwise indicated in a prospectus supplement, the debt securities will not benefit from any covenant or other provision that would afford Holders of such debt securities special protection in the event of either a change in control or a highly leveraged transaction involving us, except for any such protection provided by the provisions described below under "-Limitation on Liens" or "-Limitation on Sale/Leaseback Transactions."

   Reference is made to the prospectus supplement for the following terms of the Offered Debt Securities:

      *  The title and aggregate principal amount of the Offered Debt
         Securities

      * The date or dates on which the Offered Debt Securities will mature

      * The rate or rates (which may be fixed or variable) per annum, if any, at which the Offered Debt Securities will bear interest or the method of determining such rate or rates

      * The date or dates from which such interest, if any, will accrue, the date or dates at which such interest, if any, will be payable and the record date or dates for the interest payable on any Offered Debt Securities on any interest payment date

      * The place or places at which and the manner in which the principal of, or premium or interest on, the Offered Debt Securities will be payable and the place or places at which the Offered Debt Securities may be surrendered for transfer or registration

      * The price or prices (expressed as a percentage of the aggregate principal amount thereof) at which the Offered Debt Securities will be offered

      * The terms for redemption or early payment, if any, including any mandatory or optional sinking fund or analogous provision, and (if applicable) provisions relating to the assignment of our rights under the Indenture

      * Whether the Offered Debt Securities will be issued in fully registered form or in bearer form or any combination thereof

      * Whether the Offered Debt Securities will be issued in the form of one or more global securities and whether such global securities are to be issuable in temporary global form or permanent global form

      * The denominations in which the Offered Debt Securities will be issuable

      * If other than U.S. dollars, the currency or currencies or currency unit or units in which the Offered Debt Securities will be denominated and in which the principal of, and premium, if any, and interest on, the Offered Debt Securities will be payable

      * Whether, and the terms and conditions on which, we or a Holder may elect that payment of principal of, or premium or interest on, such Offered Debt Securities is to be made in a currency or currencies or currency unit or units other than that in which such Offered Debt Securities are denominated

      * If the amount of payments of principal of, or premium or interest on, the Offered Debt Securities may be determined with reference to an index, the manner in which such amounts shall be determined

      *  Information with respect to book-entry procedures, if any

      * If the Offered Debt Securities are sold for any foreign currency or currency unit or if the principal of, or premium or interest on, the Offered Debt Securities is payable in any foreign currency or currency unit, the restrictions, elections, tax consequences, specific terms and other information with respect to such foreign currency or currency unit

      * Any other specific terms of the Offered Debt Securities (which terms shall not be inconsistent with the provisions of the Indenture)

Reference is also made to the prospectus supplement for information with respect to any additional covenants that may be included in the terms of the Offered Debt Securities. (Section 301)

   Offered Debt Securities may be sold at a discount (which may be substantial) below their stated principal amount and may bear no interest or interest at a rate which at the time of issuance is below market rates. Any material United States federal income tax consequences and other special considerations applicable thereto will be described in the prospectus supplement.

   No service charge will be made for any registration of transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section
305)

   The Indenture and the Offered Debt Securities will be governed by and construed in accordance with the laws of the State of New York. (Section 113)

   Limitation on Liens. The Indenture provides that we and our Subsidiaries will not issue, create, incur, assume or suffer to exist any Lien securing Debt on any property or asset without making effective provision whereby any and all debt securities of any series then or thereafter outstanding will be secured by a Lien equally and ratably with (or, at our option, prior to) any and all obligations thereby secured for so long as any such obligations shall be so secured. The foregoing restriction will not, however, apply to us and our Subsidiaries with respect to:

   (1) Liens existing on the date of the Indenture (or provided for in after-acquired property clauses under the terms of agreements existing on such date);

   (2) Liens on any property or other assets to secure Debt incurred for the purpose of:

       (a) financing all or any part of the consideration used to acquire such property or other assets and incurred prior to, at the time of, or within 12 months after, such acquisition or

       (b) financing all or any part of the cost of construction, improvement, development or expansion of such property or other assets including, without limitation, Liens to secure Debt incurred in connection with the construction, installation or financing of pollution control or abatement facilities or other forms of industrial revenue or development bond financing, which Liens extend solely to the property that is the subject thereof;

   (3) Liens on any property or other assets existing at the time of acquisition thereof by us or our Subsidiaries, including acquisition through merger, consolidation or the purchase of property or other assets, provided that such Liens do not extend to other property or our assets or the assets of our Subsidiaries;

   (4) Liens resulting from a judgment or award contested in good faith;

   (5) Liens to secure Debt issued or guaranteed by the United States or any state or any department, agency or instrumentality of the United States or any state, which Liens extend solely to the property that is the subject thereof;

   (6) Liens upon receivables and other assets or properties and the proceeds thereof that may be granted or arise in connection with the transfer, securitization or factoring of some or all of our and our Subsidiaries' receivables;

   (7) Liens that secure only Debt owing to us by a Subsidiary or by us to a Subsidiary or by a Subsidiary to another Subsidiary;

   (8) Liens required by any contract or statute in order to permit us or any of our Subsidiaries to perform any contract or subcontract made by it with or at the request of the United States, any State or any department, agency or instrumentality of either;

   (9) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions or other social security or retirement benefits or similar legislation;

   (10)Liens imposed by law, such as carriers', warehousemen's, landlords', materialmen's, repairmen's and mechanics' liens and other similar liens arising in the ordinary course of business;

   (11)Certain Liens for taxes, assessments or governmental charges or levies;
       and

   (12)Liens to secure Debt incurred to extend, refinance, renew, replace or refund (or successive extensions, refinancings, renewals, replacements or refundings) of any Debt secured by any Lien referred to in the foregoing clauses so long as the principal amount of such Debt so secured is not increased. (Section 1005)

   Notwithstanding the foregoing, we and our Subsidiaries may, without equally and ratably securing the debt securities of any series, issue, assume or guarantee Debt secured by Liens in addition to those permitted by the foregoing paragraph and renew, extend or replace such Liens, provided that the aggregate principal amount of Debt so secured by any such Lien plus any Attributable Debt (as defined below) does not at any one time exceed 15% of Consolidated Net Tangible Assets as shown on our balance sheet as of the end of the most recent fiscal quarter prior to the incurrence of the Debt for which a balance sheet is available.

   "Capitalized Lease Obligation" of any Person means any obligation that is required to be classified and accounted for as a capital lease on a balance sheet of such Person in accordance with generally accepted accounting principles. (Section 101)

   "Consolidated Net Tangible Assets" means the total amount of our assets and the assets of our Subsidiaries (less applicable reserves and other properly deductible items) on a consolidated basis after deducting therefrom: (1) all current liabilities (excluding any thereof which are by their terms extendable or renewable at the option of the obligor thereon to a time more than twelve months after the time as of which the amount thereof is being computed) and (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and other like intangible assets. (Section 101)

   "Debt" means (without duplication), with respect to us and our Subsidiaries,
(1) all of our obligations and the obligations of our Subsidiaries, whether evidenced by bonds, debentures, notes or other similar instruments, for repayment of borrowed money, provided, that if the Debt is nonrecourse, the amount of Debt shall be limited to the value of the assets securing the Debt,
(2) all of our and our Subsidiaries' Capitalized Lease Obligations, (3) all Debt of other Persons secured by a Lien on any of our or our Subsidiaries' assets, whether or not such Debt is assumed by us or our Subsidiaries, and (4) all Debt of other Persons guaranteed, directly or indirectly, by us or our Subsidiaries to the extent of such guarantee. (Section 101)

   "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, charge, security interest, assignment, encumbrance, conditional sale or other title retention agreement; provided, however, that Lien shall not include a trust established for the purpose of defeasing any Debt pursuant to the terms evidencing or providing for the issuance of such Debt if the assets of such trust are limited to cash and U.S. Government Obligations. (Section 101)

   "Senior Indebtedness" means our Debt that ranks at least equally with the debt securities. (Section 101)

   "Subsidiary" of a Person means (1) any corporation more than 50% of the outstanding securities having ordinary voting power of which is owned, directly or indirectly, by such Person or by one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (2) any partnership or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned.

For the purposes of this definition, securities or ownership interests "having ordinary voting power" means securities or other equity interests that ordinarily have voting power for the election of directors, or persons having management power with respect to the Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency. (Section 101)

   Limitation on Sale/Leaseback Transactions. The Indenture provides that we and our Subsidiaries will not enter into any Sale/Leaseback Transaction with any Person (other than us and our Subsidiaries) unless either:

  (1) We and our Subsidiaries would be entitled to incur Debt, in a principal amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction, secured by a Lien on the property subject to such Sale/Leaseback Transaction pursuant to the covenant described under "-Limitation on Liens" above without equally and ratably securing the debt securities pursuant to such covenant;

  (2) After the date of the original issuance of the Offered Debt Securities and within a period commencing six months prior to the effective date of such Sale/Leaseback Transaction and ending six months thereafter, we or our Subsidiaries have expended or will expend for any property (including amounts expended for the acquisition thereof, and for additions, alterations, improvements and repairs thereto) an amount equal to all or a portion of the net proceeds received from such transaction and elect to designate such amount as a credit against the application of the restrictions set forth hereunder and under "-Limitation on Liens" to such transaction (with any such amount not being so designated to be applied as set forth in (3) below); or

  (3) We, during or immediately after the expiration of the six months after the effective date of any such Sale/Leaseback Transaction, apply to the voluntary defeasance or retirement of the debt securities of any series or any of our other Senior Indebtedness an amount equal to the greater of the net proceeds of the sale or transfer of the property leased in such transaction or the Attributable Debt as determined by us in an officer's certificate delivered to the Trustee at the time of entering into such transaction (in either case adjusted to reflect the remaining term of the lease and any amount utilized by us or our Subsidiaries as set forth in
      (2) above), less an amount equal to the principal amount of the debt securities of any series delivered within six months after the date of such arrangement to the Trustee for retirement and cancellation, excluding retirements of debt securities of any series or of any Senior Indebtedness pursuant to mandatory sinking fund or mandatory prepayment provisions or by payment at maturity. (Section 1006)

   "Attributable Debt," when used in connection with a Sale/Leaseback Transaction, means, at the time of determination, the then present value of the total net amount of rent required to be paid under the lease in respect of such Sale/Leaseback Transaction during the remaining term thereof (including any period for which such lease has been extended) or until the earlier date on which the lessee may terminate such lease upon payment of a penalty or a lump-sum termination payment (in which case the total net rent shall include such penalty or termination payment), computed by discounting from the respective due dates to such dates such total net amount of rent at the actual interest factor included in such rent or implicit in the terms of the applicable Sale/Leaseback Transaction, as determined in good faith by us. For purposes of the foregoing definition, rent shall not include amounts required to be paid by the lessee, whether or not designated as rent or additional rent, on account of or contingent upon the amount of sales or deliveries, maintenance and repair, insurance, taxes, assessments, water rates and similar charges. (Section 101)

   "Sale/Leaseback Transaction" means any arrangement with any Person providing for the leasing by us or our Subsidiaries, for a period of more than three years of any property or assets, which property or assets have been or are to be sold or transferred by us or our Subsidiaries to such Person in contemplation of such leasing. (Section 101)

   Events of Default. Unless otherwise provided in a prospectus supplement with respect to any series of debt securities, the following shall constitute Events of Default under the Indenture with respect to the debt securities of such series issued under such Indenture:

  (1) Failure to pay principal of, or premium, if any, on, any debt security of such series when due at final maturity;

  (2) Failure to pay any interim principal payment or any interest on any debt security of such series when due, and continuance of such default for a period of 30 days;

  (3) Failure to deposit any mandatory sinking fund payment or analogous obligation, when due, in respect of the debt securities of such series, and continuance of such default for a period of 30 days;

  (4) Failure to observe or perform any other covenant in the Indenture (other than a covenant included in the Indenture for the benefit of a series of debt securities other than such series), continued for a period of 60 days after written notice of such failure as provided in the Indenture;

  (5) Certain events of bankruptcy, insolvency or reorganization;

  (6) Failure to pay at final maturity, or upon the declaration of acceleration of payment of, our or our Subsidiaries' Debt for borrowed money (other than a failure to pay being contested in good faith by us or our Subsidiaries with respect to Debt consisting of an obligation to pay all or part of the acquisition consideration of an acquired business or asset) of $10 million or more (whether the Debt now exists or is hereafter created) as a result of the occurrence of one or more events of default as defined in any mortgages, indentures or instruments under which such Debt may have been issued or by which such Debt may have been secured, and the failure to pay is not cured or the acceleration is not rescinded, annulled or cured, in any case prior to the expiration of 30 days after the date the failure to pay or acceleration occurred; and

  (7) Any other Event of Default as may be specified with respect to debt securities of such series. (Section 501)

   If an Event of Default (except for an Event of Default described in clause
(5) above) with respect to any outstanding series of debt securities occurs and is continuing, either the Trustee or the Holders of at least 25% in principal amount of the outstanding debt securities of such series may declare the unpaid principal amount (or, if the debt securities of that series are discounted debt securities, such portion of the principal amount as may be specified in the terms of that series) of all the debt securities of the applicable series and the interest, if any, accrued thereon to be due and payable immediately. If an Event of Default with respect to debt securities of any series at any time outstanding described in clause (5) above occurs and is continuing, then the principal amount of all the debt securities of such series will be immediately due and payable without any act on the part of the Trustee or any Holder. At any time after a declaration or occurrence of acceleration has been made, but before a judgment or decree based on acceleration has been obtained, the Holders of a majority in principal amount of the outstanding debt securities of such series may, under certain circumstances, rescind and annul such acceleration and its consequences; provided that no such rescission or annulment shall extend to or otherwise affect any subsequent default or impair any right consequent thereon. (Section 502) Depending on the terms of our other indebtedness outstanding from time to time, an Event of Default under the Indenture may give rise to cross defaults on such other indebtedness.

   The Indenture provides that the Trustee will, within 90 days after the occurrence of a default (defined herein) in respect of any series of debt securities, give to the Holders of the debt securities of such series notice of all uncured and unwaived defaults known to it; provided, however, that, except in the case of a default in the payment of the principal of, or premium, if any, or any interest on, or any sinking fund installment with respect to, any debt securities of such series, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the Holders of the debt securities of such series; and provided, further, that such notice shall not be given until at least 30 days after the occurrence of a default in the performance, or breach, of any covenant or warranty under such Indenture other than for the payment of the principal of (or premium, if any) or any interest on, or any sinking fund installment with respect to, any debt securities of such series. For the purpose of this provision, "default" with respect to debt securities of any series means any event that is, or after notice or lapse of time, or both, would become, an Event of Default with respect to the debt securities of such series. (Section 602)

   The Holders of a majority in principal amount of the outstanding debt securities of any series (or, in certain cases, all outstanding debt securities under the Indenture) have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the debt securities of such series (or of all outstanding debt securities under the Indenture). (Section 511) The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee shall exercise such of its rights and powers under the Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. (Section 601) Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders of the debt securities unless they shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction. (Section 603)

   The Holders of a majority in principal amount of the outstanding debt securities of any series (or, in certain cases, all debt securities outstanding under the Indenture) may, on behalf of the Holders of all debt securities of such series (or of all debt securities outstanding under the Indenture), waive any past default under the Indenture, except a default in the payment of the principal of, or premium, if any, or interest on any debt security or in respect of a provision, which under the Indenture cannot be modified or amended without the consent of the Holder of each outstanding debt security affected. (Section 512) The Holders of a majority in principal amount of the outstanding debt securities affected thereby may, on behalf of the Holders of all such debt securities, waive compliance by us with certain restrictive provisions of the Indenture. (Section 1008)

   We are required to furnish to the Trustee annually a statement as to our performance of certain of our obligations under the Indenture and as to any default in such performance. (Section 1007)

   Modification of the Indenture. Modifications of and amendments to the Indenture may be made by us and the Trustee with the consent of the Holders of a majority in principal amount of the outstanding debt securities under the Indenture affected thereby; provided, however, that, without the consent of the Holder of each outstanding debt security affected, no such modification or amendment may:

  (1) Change the Stated Maturity date of the principal of, or any installment of principal of or interest on, any debt security;

  (2) Reduce the principal amount of, or the premium, if any, or interest on, any debt security;

  (3) Change the place of payment where, or the coin, currency or currencies, or currency unit or units of payment in which, any principal of, or premium, if any, or interest on, any debt security is payable;

  (4) Alter the method of computation of any amount payable on redemption, repayment or purchase, if any;

  (5) Impair the right to institute suit for the enforcement of any payment on or with respect to any debt security; or

  (6) Reduce the percentage in principal amount of outstanding debt securities the consent of the Holders of which is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults. (Section
      902)

   The Indenture provides that we and the Trustee may, without the consent of any Holders of debt securities, enter into supplemental indentures in order to:

  (1) Add to our covenants or add additional Events of Default for the protection of the Holders of the debt securities;

  (2) Establish the form or terms of debt securities of any series;

  (3) Evidence the acceptance of appointment by a successor trustee;

  (4) Secure debt securities of any series;

  (5) Evidence the assumption by a successor Person of our obligations;

  (6) Cure ambiguities or inconsistencies in the Indenture, provided that action to cure ambiguities or inconsistencies shall not adversely affect the interests of the Holders of the debt securities. (Section 901)

   Limitations on Mergers, Consolidations and Sale of Assets. The Indenture provides that we will not consolidate with or merge into any Person, or sell, lease, convey, transfer or otherwise dispose of all or substantially all of our assets to any Person, unless:

  (1) The Person formed by or surviving such consolidation or merger (if other than us), to which such sale, lease, conveyance, transfer or other disposition shall be made (collectively, the "Successor"), is a corporation, partnership or trust organized and existing under the laws of the United States or any State thereof or the District of Columbia, and the Successor assumes by supplemental indenture in a form satisfactory to the Trustee all of our obligations under the Indenture and the debt securities;

  (2) Immediately after giving effect to such transaction and treating any Debt that becomes an obligation of us or our Subsidiaries as a result thereof as having been incurred by us or our Subsidiaries at the time of such transaction, no Event of Default, and no event that, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing;

  (3) If, as a result of such transaction, our property or assets or those of our Subsidiaries would become subject to a Lien prohibited by the provisions described under "-Limitation on Liens," we or our Successor shall have secured the debt securities as required by that covenant; and

  (4) We shall have delivered to the Trustee an Officer's Certificate and Opinion of Counsel, each stating that such merger, consolidation, sale or conveyance and such supplemental indenture, if any, complies with the Indenture. (Section 801)

Upon any such consolidation, merger or asset transfer, the Successor shall be substituted for us, and, thereafter (except in the case of a lease) we shall be relieved of all obligations and covenants under the Indenture and the debt securities. (Section 802)

   Discharge and Defeasance. We may terminate our obligations under the Indenture, other than our obligation to pay the principal of, and premium, if any, and interest on the debt securities of any series and certain other obligations, if we:

  (1) Irrevocably deposit or cause to be irrevocably deposited with the Trustee as trust funds (a) cash or (b) U.S. Government Obligations, or
      (c) a combination of cash and U.S. Government Obligations, maturing as to principal and interest in such amounts and at such times as will be sufficient to pay the principal of, any premium on, any interest on, and any mandatory sinking fund payments in respect of, all outstanding debt securities of such series on the Stated Maturity of such payments or on any Redemption Date;

  (2) Deliver to the Trustee an Opinion of Counsel to the effect that the Holders of debt securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit, satisfaction and discharge and will be subject to United States federal income tax on the same amount and in the same manner and at the same time as would have been the case if such deposit, satisfaction and discharge had not occurred; and

  (3) Comply with any additional conditions specified to be applicable with respect to the covenant defeasance of debt securities of such series. (Section 401)

   The terms of any series of debt securities may also provide for legal defeasance. In such case, if we:

  (1) Irrevocably deposit, or cause to be irrevocably deposited, (a) cash or
      (b) U.S. Government Obligations or (c) a combination thereof as described above;

  (2) Deliver to the Trustee the Opinion of Counsel as described above, except that the opinion must state that it is based on a ruling by the Internal Revenue Service or other change since the date of the Indenture under applicable Federal income tax law;

  (3) Make a request to the Trustee to be discharged from our obligations on the debt securities of such series; and

  (4) Comply with any additional conditions specified to be applicable with respect to legal defeasance of debt securities of such series;

then we shall be deemed to have paid and discharged the entire indebtedness on all the outstanding debt securities of such series, and our obligations under the Indenture and the debt securities of such series to pay the principal of, and premium, if any, and interest on the debt securities of such series shall cease, terminate and be completely discharged, and the Holders thereof shall thereafter be entitled only to payment out of the cash or U.S. Government Obligations deposited with the Trustee as aforesaid, unless our obligations are revived and reinstated because the Trustee is unable to apply such trust fund by reason of any legal proceeding, order or judgment. (Sections 403 and 404)

   Notwithstanding the foregoing, no discharge or defeasance described above shall affect the following obligations to or rights of the Holders of any series of debt securities:

  (1) Rights of registration of transfer and exchange of debt securities of such series;

  (2) Rights of substitution of mutilated, defaced, destroyed, lost or stolen debt securities of such series, if applicable;

  (3) Rights of Holders of debt securities of such series to receive payments of principal thereof and premium and interest, if any, thereon when due and to receive mandatory sinking fund payments, if any, thereon when due from the trust funds held by the Trustee;

  (4) The rights, obligations, duties and immunities of the Trustee;

  (5) The rights of holders of debt securities of such series as beneficiaries with respect to property deposited with the Trustee payable to all or any of them; and

  (6) Our obligations to maintain an office or agency in respect of debt securities of such series.

   "U.S. Government Obligations" is defined in the Indenture as direct noncallable obligations of, or noncallable obligations the payment of principal of and interest on which is guaranteed by, the United States of America, or to the payment of which obligations or guarantees the full faith and credit of the United States of America is pledged, or beneficial interests in a trust the corpus of which consists exclusively of money or such obligations or a combination thereof. (Section 101)

   Form, Exchange, Registration and Transfer. Debt securities are issuable in definitive form as Registered Debt Securities, as Bearer Debt Securities or both. (Section 301) Reference is made to the prospectus supplement for the terms relating to the form, exchange, registration and transfer of Bearer Debt Securities (which may be more or less restrictive than terms described herein for Registered Debt Securities) and debt securities issuable in temporary or permanent global forms.

   Registered Debt Securities of any series will be exchangeable for other Registered Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. (Section 305)

   Registered Debt Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by us for such purpose with respect to any series of debt securities and referred to in the applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the Security Registrar in accordance with the terms of the Indenture. We have appointed the Trustee as Security Registrar. (Section 305) If a prospectus supplement refers to any transfer agents (in addition to the Security Registrar) initially designated by us with respect to any series of debt securities, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that if debt securities of a series are issuable solely as Registered Debt Securities, we will be required to maintain a transfer agent in each Place of Payment for such series. We may at any time designate additional transfer agents with respect to any series of debt securities. (Section 1002)

   In the event of any redemption in part, we shall not be required to:

  (1) Issue, register the transfer of, or exchange Registered Debt Securities of any series during a period beginning at the opening of business 15 days prior to the mailing of a notice of redemption and ending on the close of business on the day of mailing of the relevant notice of redemption; or

  (2) Register the transfer of or exchange any Registered Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Debt Security being redeemed in part. (Section 305)

   Payment and Paying Agents. Unless otherwise indicated in an applicable prospectus supplement, payment of principal of and any premium and interest on Registered Debt Securities will be made in the designated currency or currency unit at the office of such Paying Agent or Paying Agents as we may designate from time to time, except that, at our option, payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register. Unless otherwise indicated in an applicable prospectus supplement, payment of any installment of interest on Registered Debt Securities will be made to the Person in whose name such Registered Debt Security is registered at the close of business on the Regular Record Date for such interest. (Section 307)

   Unless otherwise indicated in an applicable prospectus supplement, the Corporate Trust Office of the Trustee in New York, New York, will be designated by us as a Paying Agent for payments with respect to debt securities which are issuable solely as Registered Debt Securities. We may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that we will be required to maintain a Paying Agent in each Place of Payment for such series. (Section 1002)

   All moneys paid by us to a Paying Agent for the payment of principal of and any premium or interest on any debt security that remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will (subject to applicable escheat laws) be repaid to us, and the Holder of such debt security or any coupon will thereafter look only to us for payment thereof. (Section 1003)

   Global Securities. The Offered Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Securities") that will be issued to and registered in the name of the depositary (the "Depositary") identified in the prospectus supplement, or its nominee, relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until a Global Security is exchanged in whole or in part for the individual debt securities represented thereby, such Global Security may not be transferred except as a whole by the Depositary to its nominee, or by a nominee of such Depositary to such Depositary or another nominee of such Depositary, or by such Depositary or any such nominee to a successor Depositary or nominee of such successor Depositary. (Section 204)

   The specific terms of the depositary arrangement with respect to a series of Offered Debt Securities will be described in the prospectus supplement relating to such series. We anticipate that the following provisions will generally apply to depositary arrangements.

   Upon the issuance of a Global Security, the Depositary or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by such Global Security to the accounts of persons that have accounts with the Depositary. Such accounts shall be designated by the dealers, underwriters or agents with respect to such debt securities or by us if such debt securities are offered and sold directly by us. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the Depositary ("Participants") or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons other than Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

   So long as the Depositary or its nominee is the registered owner of a Global Security, such registered owner will be considered the sole owner or holder of the debt securities represented by such Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual debt securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities in definitive form and will not be considered the owners or holders thereof under the Indenture.

   Payments of principal of and premium, if any, and interest, if any, on debt securities represented by a Global Security registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such debt securities. None of us, the Trustee, any Paying Agent or the Security Registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security for such debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

   We expect that the Depositary or its nominee, immediately upon receipt of any payment of principal, premium or interest in respect of a Global Security, will credit the Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of the Depositary or its nominee. We also expect that payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the sole responsibility of such Participants.

   We have no control over the practices of the Depositary or the Participants, and there can be no assurance that these practices will not be changed. If the Depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by us by the effective date of the resignation of the Depositary, we will issue individual debt securities of such series in exchange for the Global Security representing such series of debt securities. In addition, we may at any time and in our sole discretion, subject to any limitations described in the prospectus supplement relating to such debt securities, determine not to have any debt securities of a series represented by one or more Global Securities and, in such event, will issue individual debt securities of such series in exchange for the Global Security representing such series of debt securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of individual debt securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such debt securities registered in its name. Individual debt securities of such series so issued will be issued in denominations, unless otherwise specified by us, of $1,000 and integral multiples thereof.

   Meetings. The Indenture contains provisions for convening meetings of the Holders of debt securities of a series. (Section 1301) A meeting may be called at any time by the Trustee, and also, upon request, by us or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as described under "-Notices" below. (Section 1302) Except for any consent that must be given by the Holder of each Outstanding Debt Security affected thereby, as described under "-Modification of the Indenture" above, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that except for any consent that must be given by the Holder of each Outstanding Debt Security affected thereby, as described under "-Modification of the Indenture" above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority in principal amount of the Outstanding Debt Securities of a series, may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Subject to the proviso set forth above, any resolution passed or decision taken at any meeting of Holders of debt securities of any series duly held in accordance with the Indenture will be binding on all Holders of debt securities of that series and any related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series. (Section 1304)

   Notices. Notices to Holders of Registered Debt Securities will be given by mail to the addresses of such Holders as they appear in the Security Register. (Section 107)

   The Trustee. The Indenture contains certain limitations on the right of the Trustee, as our creditor, to obtain payment of claims in certain cases and to realize on certain property received with respect to any such claims, as security or otherwise. (Section 613) The Trustee is permitted to engage in other transactions, except that if it acquires any conflicting interest (as defined), it must eliminate such conflict or resign. (Section 608)

   The Trustee may make loans to us and our Subsidiaries and affiliates from time to time in the ordinary course of business and at prevailing interest rates. In addition, the Trustee may from time to time serve as a depositary of funds of, and perform other services for, us and our Subsidiaries and affiliates.


                             PLAN OF DISTRIBUTION

   We and the selling shareholders may sell securities directly to one or more purchasers or to or through underwriters, dealers or agents. The prospectus supplement relating to such securities will set forth the terms of the offering, including the name or names of any underwriters, the purchase price and proceeds to us from such sale, any underwriting discounts and other items constituting underwriters' compensation, the initial public offering price and any discounts or concessions allowed, reallowed or paid to dealers, and any securities exchanges on which the securities may be listed.

   Securities may be distributed from time to time in one or more transactions at a fixed price or prices (which may be changed), at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The applicable prospectus supplement will describe the method of distribution.

   If underwriters are used in the sale, the underwriters will acquire the securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Securities may be offered to the public through underwriting syndicates represented by one or more managing underwriters or directly by one or more underwriters without a syndicate. If an underwriting syndicate is used, the managing underwriter or underwriters will be named on the cover of the prospectus supplement. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all securities offered if any are purchased. Any initial public offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

   If a dealer is used in an offering of securities, we or the selling shareholders will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by the dealer at the time of sale. The terms of the transaction will be set forth in the applicable prospectus supplement.

   Commissions payable by us or the selling shareholders to any agent involved in the offer or sale of securities (or the method by which such commissions may be determined) will be set forth in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis.

   If so indicated in the prospectus supplement, we or the selling shareholders will authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase securities from us or the selling shareholders at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable by us or the selling shareholders for solicitation of such contracts.

   Dealers and agents named in a prospectus supplement may be deemed to be underwriters of the securities within the meaning of the Securities Act. Underwriters, dealers and agents may be entitled under agreements entered into with us to indemnification by us or the selling shareholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters, dealers or agents may be required to make in respect thereof. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for us or the selling shareholders in the ordinary course of business.

   Except for our class A common stock, which is currently traded on the Nasdaq National Market, each series of securities will be a new issue of securities with no established trading market. Any underwriters to whom securities are sold may make a market in such securities, but will not be obligated to do so and may discontinue their market making activities at any time. Accordingly, there can be no assurance that a secondary market will be created for any of the securities or that any market created will continue.


                                 LEGAL MATTERS

   The validity of the securities will be passed upon for us by Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., New Orleans, Louisiana.


                                   EXPERTS

   Our consolidated balance sheets as of October 31, 1996 and 1997 and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the three years in the period ended October 31, 1997, and the financial statement schedule incorporated by reference in this registration statement, have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their reports with respect thereto, which are incorporated by reference herein in reliance upon the authority of such firm as experts in accounting and auditing.




===================================================        ====================
   Prospective investors may rely only on the                   $750,000,000
information contained in this prospectus.  Neither
Stewart Enterprises, Inc. nor any underwriter
has authorized anyone to provide prospective
investors with different or additional information.
This prospectus is not an offer to sell nor is it
seeking an offer to buy these securities in any                     LOGO
jurisdiction where the offer or sale is not
permitted.  The information contained in this
prospectus is correct only as of the date of this
prospectus, regardless of the time of the delivery
of this prospectus or any sale of these securities.               STEWART
                                                             ENTERPRISES, INC.






                                                           CLASS A COMMON STOCK
                                                              PREFERRED STOCK
                                                              DEBT SECURITIES
   TABLE OF CONTENTS
                                       PAGE

Where You Can Find More Information...  2                     ==============
The Company...........................  3                       PROSPECTUS
Use of Proceeds.......................  3                     ==============
Selling Shareholders..................  3
Ratio of Earnings to Fixed Charges....  4
Description of Class A Common Stock...  5
Description of Preferred Stock........  5
Description of Debt Securities........  6
Plan of Distribution.................. 17
Legal Matters......................... 18
Experts............................... 18                             , 199


==================================================         ====================


                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution.

   The estimated fees and expenses payable by us in connection with the issuance and distribution of the securities registered hereunder are as follows:

            Registration Fee                                   $  69,500
            Printing Costs                                       120,000
            Legal Fees and Expenses                              150,000
            Accounting Fees and Expenses                         100,000
            Rating Agents' Fees                                  200,000
            Blue Sky Fees and Expenses                            20,000
            Trustee's and Registrar's Fees                        13,000
            Miscellaneous                                         77,500
                                                               ---------
            Total                                              $ 750,000
                                                               =========
ITEM 15. Indemnification of Directors and Officers.

   Section 83 of the Louisiana Business Corporation Law gives Louisiana corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers; gives a director or officer who successfully defends an action the right to be so indemnified, subject to specific conditions and exclusions; and authorizes Louisiana corporations to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, authorization of shareholders or otherwise.

   Our By-laws make mandatory the indemnification of directors and officers permitted by the Louisiana Business Corporation Law. The standard to be applied in evaluating any claim for indemnification (excluding claims for expenses incurred in connection with the successful defense of any proceeding or matter therein for which indemnification is mandatory without reference to any such standard) is whether the claimant acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. With respect to any criminal action or proceeding, the standard is that the claimant had no reasonable cause to believe the conduct was unlawful. No indemnification is permitted in respect of any claim, issue or matter as to which a director or officer shall have been adjudged by a court of competent jurisdiction to be liable for willful or intentional misconduct or to have obtained an improper personal benefit, unless, and only to the extent that the court shall determine upon application that, in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

   We have in effect a directors' and officers' liability insurance policy that provides for indemnification of our officers and directors against losses arising from claims asserted against them in their capacities as officers and directors, subject to limitations and conditions set forth in such policy.

   We have entered into indemnity agreements with each of our directors and executive officers, pursuant to which we have agreed under certain circumstances to purchase and maintain directors' and officers' liability insurance, unless such insurance is not reasonably available or, in the reasonable judgment of the Board of Directors, there is insufficient benefit to us from such insurance. The agreements also provide that we will indemnify each director and executive officer against any costs and expenses, judgments, settlements and fines incurred in connection with any claim involving him by reason of his position as director or officer that are in excess of the coverage provided by any such insurance, provided that he meets certain standards of conduct.

   The Underwriters have also agreed to indemnify the directors and certain of the officers against certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that such directors and officers may be required to make in respect thereof.

ITEM 16. Exhibits.

   1.1   Form of Equity Underwriting Agreement*

   1.2   Form of Debt Underwriting Agreement*

   4.1 Our Amended and Restated Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended January 31, 1996)

   4.2 Our By-laws, as amended (incorporated by reference to Exhibit 3.2 to our Annual Report on Form 10-K for the fiscal year ended October 31,
         1997)

   4.3 Specimen of class A common stock certificate (incorporated by reference to Exhibit 4.2 to Amendment No. 3 to our Registration Statement on Form S-1 (Registration No. 33-42336) filed with the Commission on October 7, 1991)

   4.4 Indenture dated as of December 1, 1996 between us and Citibank, N.A., as trustee (incorporated by reference to Exhibit 4 to our Registration Statement on Form S-3 (Registration No. 333-14467) filed with the Commission on October 18, 1996), as supplemented by the First Supplemental Indenture dated as of April 24, 1998 between us and Citibank, N.A., as trustee (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed with the Commission on April 24, 1998)

   5     Opinion of Jones, Walker, Waechter, Poitevent, Carrere &
         Denegre,  L.L.P.+

   12    Computation of ratio of earnings to fixed charges+

   23.1  Consent of PricewaterhouseCoopers LLP

   23.2  Consent of Jones, Walker, Waechter, Poitevent, Carrere &
         Denegre,  L.L.P. (included in Exhibit 5)+

   24 Power of Attorney (included in the signature pages to this Registration Statement)+

   25    Statement of Eligibility of Trustee on Form T-1+
____________

*To be filed by amendment.
+Previously filed.
ITEM 17. Undertakings.

   (a) The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

      Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (d) The undersigned registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it had reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on December 30, 1998.

                                                STEWART ENTERPRISES, INC.


                                                By:         *
                                                   _____________________
                                                   Joseph P. Henican, III
                                                   Chief Executive Officer and
                                                   Vice Chairman of the Board

                               POWER OF ATTORNEY

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        SIGNATURE            TITLE                            DATE

      *                      Chairman of the Board
______________________
Frank B. Stewart, Jr.

      *                      Chief Executive Officer and
______________________
Joseph P. Henican, III       Vice Chairman of the Board
                             (Principal Executive Officer)

      *                      President, Chief Operating
______________________
William E. Rowe              Officer and Director

/s/ KENNETH C. BUDDE         Executive Vice President,        December 30, 1998
______________________
Kenneth C. Budde             Chief Financial Officer
                             and Director

      *                      Director
______________________
Darwin C. Fenner

      *                      Director
______________________
John P. Laborde

      *                      Director
______________________
James W. McFarland

      *                      Director
______________________
Michael O. Read

      *                      Director
______________________
Dwight A. Holder


*By:   /S/ KENNETH C. BUDDE            December 30, 1998
      _____________________
           Kenneth C. Budde
            Attorney-in-Fact